Aames 2000-2

Mortgage Pass-Through Certificates

March 26, 2001 Distribution
Contents
	TABLE OF CONTENTS

			Page

	1.	Contents	1
	2.	Certificate Payment Report	2
	3.	Collection Account Report	6
	4.	Credit Enhancement Report	9
	5.	Collateral Report	10
	6.	Delinquency Report	13
	7.	REO Report	17
	8.	Prepayment Report	18
	9.	Prepayment Detail Report	21
	10.	Realized Loss Report	22
	11.	Realized Loss Detail Report	25
	12.	Triggers, Adj. Rate Cert. and Miscellaneous Report	26

		Total Number of Pages	26

	CONTACTS

		Administrator: Joyce B Santiago
		Direct Phone Number: (714)247-6318
		Address: Deutsche Bank
		1761 E. St. Andrew Place, Santa Ana, CA 92705

		Web Site: http://www-apps.gis.deutsche-bank.com/invr
		Factor Information: (800) 735-7777
		Main Phone Number: (714) 247-6000

ISSUANCE INFORMATION

Seller:	Aames Capital Corporation		Cut-Off Date: December 1, 2000
Certificate Insurer:	Financial Security Assurance Inc.		Closing Date: December 19, 2000
Servicer(s):	Countrywide Home Loans, Inc. Master Servicer		First Payment Date: January 25, 2001

Underwriter(s):	Morgan Stanley & Co. Inc Underwriter		Distribution Date: March 26, 2001
	Countrywide Securities Underwriter		Record Date: March 23, 2001
	Greenwich Capital Acceptance, Inc. Underwriter		February 28, 2001
	Lehman Brothers Securities Corporation

Page 1 of 26	© COPYRIGHT 2001 Deutsche Bank